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                        [United Rentals Letterhead]



                                          December 29, 2000



Special Committee of the Board of Directors
Neff Corp.
3750 N.W. 87th Avenue, Suite 400
Miami, FL  33178

Dear Sirs:

      United Rentals, Inc. ("United Rentals") is pleased to submit this non-binding expression of interest to pursue a transaction in which all shares of the common stock of Neff Corp. ("Neff") not held by General Electric Capital Corporation ("GE Capital") or Santos Fund I, L.P. ("Santos") would be acquired by United Rentals in a merger transaction in accordance with the terms set forth in the attached term sheet (the "Term Sheet"). The proposed transaction is supported by GE Capital, Jorge Mas and certain members of his family (the "Mas Family"), and Santos, all of whom are principal stockholders of Neff.

      As set forth in the Term Sheet, each of the approximately 6.6 million shares of Neff Class A common stock currently owned by public stockholders would be exchanged for 0.18 (the "Exchange Ratio") of a share of newly issued United Rentals common stock. The approximately 8.6 million shares of Neff Class A common stock currently owned by the Mas Family would be exchanged for shares of newly issued United Rentals Series C Perpetual Convertible Preferred Stock ("Series C Preferred Stock") (which would be convertible into United Rentals common stock at $22 per share, as explained below) with an aggregate liquidation preference equal to the value of approximately 1,548,000 shares of United Rentals common stock (based upon the product of the Exchange Ratio and 8.6 million). The 900,000 shares of Neff Class A common stock currently owned by Santos would be exchanged for 900,000 shares of Neff Class B common stock. After the closing, GE Capital and Santos would own 6 million shares of Neff Class B common stock, subject to the right of GE Capital and Santos to sell all or a portion of these shares to United Rentals for an aggregate consideration of $96 million in 2010, and the right of United Rentals to buy all or a portion of these shares for an aggregate consideration of $96 million commencing in 2002. These periods may be accelerated under certain conditions.

      If the proposed transaction is completed, an investor group including GE Capital would purchase $90 million of newly issued shares of Series C Preferred Stock.

      Each share of Series C Preferred Stock, face value $1,000 per share, would be convertible into shares of United Rentals common stock at $22.00 per share. The Series C Preferred Stock does not accrue dividends, and would be entitled to dividends only if United Rentals declares dividends on its common stock.

      In addition, under the proposed transaction, United Rentals would offer to exchange its newly issued 10.25% Senior Subordinated Notes due 2008 (the "New Notes") for Neff's 10.25% Senior Subordinated Notes due 2008 (the "Old Notes"). The exchange offer would be at an exchange ratio of $750 principal amount of New Notes (which, based on current market rates, would represent a value of approximately $600) for each $1,000 principal amount of Old Notes.

      The proposed transaction is contingent, among other things, upon the approval of the Neff Special Committee, the Boards of Directors of United Rentals and Neff, United Rentals' senior lenders, Neff stockholders, and appropriate regulatory agencies. The proposed transaction is also contingent on completion of satisfactory due diligence (including branch due diligence after receiving full access and cooperation by Neff), the signing of a definitive merger agreement and the satisfaction of its terms and conditions, confirmation prior to the signing of a definitive merger agreement that the proposed transaction would not negatively change United Rentals' current credit ratings, and acceptance of United Rentals' exchange offer by holders of at least 95% of the Old Notes. There can be no assurance that these conditions will be met or that this transaction will take place. We believe that if we are given full access and cooperation, we can complete our due diligence and execute a definitive merger agreement by January 19, 2001. We will deliver a draft merger agreement prepared by our counsel shortly.

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      This letter, including the attached Term Sheet, constitutes a non-binding indication of interest regarding a transaction on the general terms and conditions outlined in this letter and in the Term Sheet. This letter and the Term Sheet do not purport to summarize all of the terms and conditions upon which any transaction would be based, which terms and conditions would be contained fully only in any final documentation, and indicate only the principal terms and conditions under which an overall transaction would be considered. We may for whatever reason or for no reason change the terms of this indication of interest, or cease further consideration of any transaction, at any time without liability to any party, and no party shall have any claim that any other party did not act in good faith.

      The parties will need to make appropriate public filings disclosing this expression of interest in order to comply with their obligations under the federal securities laws. We would respectfully request that the Special Committee coordinate its public disclosures with United Rentals.

      Please be advised that the expression of interest set forth in this letter and the related Term Sheet will expire on January 19, 2001. While we recognize the Special Committee's fiduciary responsibilities in the event another proposal is received, we request that the Special Committee negotiate with us exclusively until January 19, 2001 or, if earlier, until the Special Committee gives us notice that negotiations with us have been terminated, and not solicit or entertain other proposals until such time. In addition, we request that the Special Committee notify us if it receives any other inquiries or acquisition proposals while it negotiates with us.

      We and our advisors are prepared to meet with the Special Committee and its advisors in order to answer any questions about this letter or the attached Term Sheet. I can be reached at (203) 622-3131. Questions of a legal nature should be directed to our legal counsel, Richard Grossman of Skadden, Arps, Slate, Meagher & Flom LLP at (212) 735-2116.

      We look forward to hearing from you soon.


                                          Very truly yours,


                                          /s/ John Milne
                                          John Milne


cc:   Gerald Eppner

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                      SUMMARY OF TERMS FOR A POSSIBLE
                 TRANSACTION INVOLVING NEFF ("TERM SHEET")


I.                 THE TRANSACTION

Merger: Acquisition of the majority of the shares of capital stock of Neff Corp. ("Neff") by United Rentals, Inc. ("United Rentals"), in a one-step merger transaction (the "Merger") in which a newly formed wholly-owned subsidiary of United Rentals would merge with and into Neff pursuant to which
                   (A) each publicly held share of Class A common stock of Neff (the "Class A Common Stock") would be exchanged for
                   0.18 (the "Exchange Ratio") of a share of United Rentals common stock (the "United Rentals Common Stock"); (B) certain members of the Mas family (the "Mas Family") would exchange pursuant to the Merger their shares of Class A Common Stock for shares of a new convertible preferred stock in United Rentals having characteristics stated in
                   Section II; (C) Santos Fund I, L.P. ("Santos") would exchange its 0.9 million shares of Class A Common Stock in Neff for an equal number of shares of Class B Common Stock of Neff (the "Class B Common Stock"); and (D) General Electric Capital Corporation ("GE Capital") would maintain its 5.1 million shares of Class B Common Stock in Neff and would be the holder of such shares after giving effect to the Merger (with such Class B Common Stock held by GE Capital and Santos having reduced voting rights so that GE Capital and Santos would have less than 20% of the Neff vote upon consummation of the Merger). The Neff employee stock options would roll-over into United Rentals options based on the Exchange Ratio.

Variable Forward   In connection with the transaction, GE Capital, Santos and
Contracts:         United Rentals will enter into contracts that set forth
                   terms on which each of GE Capital and Santos can, at their option, require United Rentals to purchase from GE
                   Capital and Santos or United Rentals can, at its option, require GE Capital and Santos to sell to United Rentals, as applicable, all or a portion of the shares of Class B
                   Common Stock retained by GE Capital and received by Santos in the Merger. A summary of the terms of these contracts is set forth in Appendix 1.

Subordinated Note  United Rentals would offer to exchange newly issued 10.25%
Exchange Offer:    Senior Subordinated Notes due 2008 (the "New Notes") for
                   Neff's 10.25% Senior Subordinated Notes due 2008 (the
                   "Old Notes"). The exchange offer would be at an exchange ratio of $750 principal amount of New Notes (which, based on current market rates, would represent a value of approximately $600) for each $1,000 principal amount of Old Notes.

Voting             Irrevocable voting agreement by GE Capital, the Mas Family
Agreements:        and Santos to vote in favor of the Merger.

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II.                TERMS OF THE UNITED RENTALS SERIES C PERPETUAL CONVERTIBLE
                   PREFERRED STOCK ("SERIES C PREFERRED STOCK")

Issuance of        The 8.6 million shares of Class A Common Stock currently
Series C           owned by the Mas Family would be exchanged for shares of
Preferred Stock:   Series C Preferred Stock with an aggregate liquidation
                   preference equal to the value of a number of shares of United Rentals Common Stock equal to the product of the Exchange Ratio and the number of Class A Common Stock currently owned by the Mas Family. The value of the shares of United Rentals Common Stock will be the average closing price of the United Rentals Common Stock on the NYSE for the ten consecutive trading days ending on the trading day prior to the occurrence of the closing (the "10-day Average United Rentals Closing
                   Price").

                   If the proposed transaction is completed, an investor group including GE Capital would purchase $90 million of newly issued Series C Preferred Stock.

Conversion         15% above the 10-day Average United Rentals Closing Price,
Price:             but not less than $22 per share.

Anti-dilution:     Anti-dilution adjustments, primarily on stock splits,
                   stock dividends, sales of stock to affiliates at less than the Conversion Price (other than in bona fide compensation arrangements), and on certain mergers, in each case consistent with United Rentals Series B
                   Perpetual Convertible Preferred Stock ("Series B
                   Preferred Stock"). Must give notice of these events to the holders.

Dividends:         Series C Preferred Stock does not accrue dividends, and is entitled to dividends on an as-converted basis only if United Rentals declares dividends on its common stock.

Other Preferreds:  Parity stock can be issued, but not senior stock.

Liquidation        $1,000 per share, but holders will in no event receive
Preference:        less than the amount they would have received in
                   liquidation as a common stockholder participating with other common stockholders had the holders of the Preferred Stock converted their Series C Preferred Stock prior to liquidation.

Ranking: Pari passu with United Rentals Series A Perpetual Convertible Preferred Stock ("Series A Preferred Stock") and Series B Preferred Stock.

Voting: Shares of Series C Preferred Stock vote together with United Rentals common stock as one class on all matters on an as-converted basis, unless required otherwise by Delaware law. However, on matters which require the consent of the holders of Series C Preferred Stock, the holders of Series C Preferred Stock will vote as one class with the holders of Series A Preferred Stock and Series B Preferred Stock, unless otherwise required by Delaware law.

Change of          On a change of control which is not a pooling, the holders
Control:           of Series C Preferred Stock can put their Series C
                   Preferred Stock to United Rentals at the Liquidation
                   Preference plus a premium equal to 6.25% of the Liquidation Preference compounded annually from the date of issuance to the date of change of control (the "Put
                   Price"). The Put Price is payable in cash.

                   On a change of control which is a pooling, Series C Preferred Stock automatically converts into United Rentals Common Stock. For this purpose, Series C Preferred Stock will be valued at 109.5% of the Put Price and Series C Preferred Stock will be converted into a number of shares of United Rentals Common Stock equal to (i) such adjusted value, divided by (ii) the Conversion Price.

                   A change of control occurs when any outside group (other than the holders of Series C Preferred Stock) acquires control of more than 50% of the United Rentals Common Stock, either directly or indirectly by way of a merger.

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Restrictions on    Consent of Series C Preferred Stock required for annual
dividends,         dividends in excess of 5% of market capitalization.
tender offers      Repurchases of stock are limited on an annual basis to 5%,
and stock          10% and 15% of market capitalization for successive
repurchases:       five-year periods coinciding with the applicable
                   five-year periods in the Series B preferred stock; the restriction lapses at the end of the third period. This restriction shall allow for the existing stock repurchase program and shall authorize United Rentals to acquire an additional $200 million of its issued and outstanding common stock.

Registration for   Two Demands (plus one clean-up after third year), subject
underlying         to certain black-out periods; 45 days to file; United
common stock:      Rentals has certain piggybacks on demand registration.
                   Customary piggyback registration rights, subject to cut-back. United Rentals selects the underwriters.

                   Holders will lock-up for any United Rentals stock offerings (30 days before and 90 days after) and for any United Rentals pooling.

Reporting          Copies of all SEC filings must be delivered to holders
requirements:      within three business days; also promptly deliver all
                   materials distributed to shareholders. Materials available on EDGAR will be delivered only on request.

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III.               CLOSING CONDITIONS AND CERTAIN OTHER TERMS

A. CONDITIONS TO   (1) The parties shall have entered into a definitive
CLOSING UNDER      merger agreement which among other things sets forth
DEFINITIVE         detailed pre-closing covenants regarding the operation of
MERGER AGREEMENT   the business and the condition of the assets at closing.
                   (2) No superior proposal shall have been accepted by the Special Committee.

                   (3)  The transaction shall have received HSR approval.

                   (4) A group of investors including GE Capital shall have purchased $90 million of newly issued Series C Preferred Stock.

                   (5)  Shareholders of Neff shall have approved the Merger.

                   (6) United Rentals shall have received any required consents from the banks under its existing credit facilities to consummate the transaction contemplated by this Term Sheet.

                   (7) United Rentals and GE Capital shall have entered into a shareholders' agreement under which:

                   GE Capital and Santos consent to (i) purchases and sales of assets between United Rentals or affiliates of United Rentals and Neff at fair market value, provided that any purchase or related series of purchases in excess of $25 million would either require the consent of GE Capital or a fairness opinion acceptable to the parties; (ii) administrative and other transactions between Neff and United Rentals or its affiliates that are no less favorable to Neff than United Rentals' policies for such transactions with its other subsidiaries, provided that payment for services may be made only for services actually rendered; (iii) the determination by Neff's board not to make cash or other distributions; provided, that, if there are cash or other distributions, GE Capital and Santos would receive their pro rata share;
                   (iv) the guarantee by Neff of all debt obligations of United Rentals and its subsidiaries and the pledge by Neff of its assets as collateral for such obligations; and (v) the waiver by Neff, GE Capital and Santos of any rights they might otherwise have under doctrines of corporate or business opportunity as against URI, its affiliates, officers, directors, agents or representatives (acting in such capacity). Except as aforesaid, GE Capital and Santos shall retain all other rights as stockholders of Neff which they would otherwise have under law, and, in addition, the consent of GE Capital and Santos shall be required for the following extraordinary actions: amendment of Neff's charter and by-laws; selection of accountants if other than one of the Big Five; and issuances of equity securities. GE Capital and Santos shall also receive customary and proportionate tag-along rights in the event of a sale of shares of Neff by United Rentals to unaffiliated third parties.

                   (8) Neff shall not have indebtedness for money borrowed (other than its subordinated notes) in excess of $160 million.

                   (9) United Rentals' note exchange offer shall have been accepted by holders of at least 95% of the Old Notes.

                   (10) Other customary conditions, including receipt of a tax opinion by Neff's counsel that the Merger is more likely than not to qualify as a tax-free reorganization and the consideration to be received in the Merger is more likely than not to be tax-free to the Neff public stockholders and the Mas Family.

B.  CERTAIN OTHER
MATTERS

Credit Ratings     United Rentals shall not enter into a definitive merger
Not Impacted:      agreement until it receives confirmation that the proposed transaction would not negatively change United Rentals' current credit ratings.

Nortrax            Neff currently is engaged in litigation and arbitration
Litigation:        proceedings (the "Nortrax Litigation") against Nortrax
                   Equipment Company. Should Neff after the closing recover any amount from Nortrax in the Nortrax Litigation, Neff will pay to GE Capital 50% of any net proceeds after deducting all attorneys' and other fees and disbursements, court costs, and all settlement, damage, award and other costs incurred from and after the closing with respect to the Nortrax Litigation
                   ("Costs"). In the event such net recovery does not occur, or should Neff otherwise incur any Costs for which it has not been made whole by payments from Nortrax, GE Capital and United Rentals would share on a 50/50 basis the first $10 million (the "Shared Portion") of such Costs, and GE Capital will indemnify and hold harmless United Rentals, or Neff as a subsidiary of United Rentals, for any Costs incurred by United Rentals or Neff in excess of the Shared Portion. In addition, to the extent United Rentals incurs any liability or costs in connection with the sharing of the Shared Portion, GE
                   Capital on a quarterly basis (subject to a de minimus exception) will purchase additional shares of Series C
                   Preferred Stock (at a conversion price equal to the greater of $22 or 15% above the United Rentals Common
                   Stock market price at the time of issuance) for a purchase price and with a face amount equal to the Costs incurred by United Rentals. United Rentals will have the right to control the prosecution and defense of the Nortrax Litigation.

Indemnification    Without limiting any rights under the officer and director
Matters:           liability insurance policy or any indemnification claim
                   for matters not covered by the following sentence, GE
                   Capital, Santos and the Mas Family (and their representatives) will not bring any direct action or lawsuit against Neff relating to events occurring prior to the closing. GE Capital, Santos and the Mas Family
                   (and their representatives) shall not be indemnified or advanced expenses by Neff or United Rentals in connection with shareholder claims or lawsuits arising in connection with the transaction or any prior proposals or offers made to acquire Neff, except to the extent such indemnification or expense advancement is covered by amounts available under an existing officer and director liability policy of Neff, with Neff responsible for any retention/deductible under such policy up to $150,000 in the aggregate.


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                                                               APPENDIX 1


                   VARIABLE FORWARD CONTRACTS AND ELECTIONS OF THE PARTIES THEREUNDER


Variable Forward   United Rentals and each of GE Capital and Santos will
Contracts          enter into a variable forward contract (each, a "Variable
Between United     Forward Contract") with respect to the Class B Common
Rentals and Each   Stock held by each of GE Capital and Santos after the
of GE Capital      Merger. As more fully described below, the Variable
and Santos:        Forward Contracts will provide for terms on which
                   parties can elect for the acquisition of all or a portion of such shares by United Rentals from GE Capital and Santos.

Settlement Date:   The GE Capital Variable Forward Contract will be settled
                   on the earliest of (i) if GE Capital elects, the ninth anniversary of the date of the Variable Forward Contract
                   (the "Latest Settlement Date"), (ii) if GE Capital elects, for 30 days after any consecutive period of 20 trading days in which United Rentals Common Stock closes above $45 per share, (iii) if GE Capital elects, the bankruptcy of United Rentals, (iv) if United Rentals elects, at any time commencing on the second anniversary of the date of the Variable Forward Contract through the Latest Settlement
                   Date, and (v) if either GE Capital or United Rentals elects, a Change-in-Control Event (as defined).
                   Change-in-Control Event means, at any time (a) United
                   Rentals shall cease to beneficially own and control more than 50% on a fully diluted basis of the economic and voting interests in the voting stock of Neff, (b) Neff shall liquidate or dissolve, (c) Neff shall sell all or substantially all of its assets to a third party or (d)
                   Neff shall enter into a merger transaction in which United
                   Rentals shall cease to own a majority of the voting stock of Neff after such merger. The Santos Variable Forward
                   Contract will have corresponding Settlement Date provisions.

Termination:       If there shall not previously have occurred a Settlement
                   Date, the Variable Forward Contract will terminate on the first day after the Latest Settlement Date.

Determination      At the Settlement Date of the GE Capital Variable Forward
of Neff Shares     Contract, the number of shares of Class B Common Stock to
Delivered:         be delivered by GE Capital to United Rentals will be the
                   excess of 5.1 million over the Retained Appreciation
                   Amount (as defined). The Retained Appreciation Amount will be that number of such shares equal in value, determined for this purpose using the value of the Class
                   B Common Stock as of the Settlement Date, to the lesser of (i) the excess, if any, of the aggregate value, at the Settlement Date, of the 5.1 million shares of such stock, over the Reference Value, and (ii) 20% of the Reference Value. The Santos Variable Forward Contract will have corresponding Settlement Date Provisions.
                   Notwithstanding the foregoing, in the event that the Settlement Date occurs in the first five years after the Closing pursuant to clause (ii) or (v) of the Settlement
                   Date paragraph, there will be no Retained Appreciation
                   Amount and the full 5.1 million shares (or 900,000 shares in the case of Santos) will be delivered on the Settlement Date to satisfy the GE Capital Variable
                   Forward Contract (or the Santos Variable Forward
                   Contract, as applicable).


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Forward Sales      On any Settlement Date that is triggered by an election
Price: referred to in the Settlement Date paragraph, United Rentals will pay to GE Capital $81,600,000 with respect to the GE Capital Variable Forward Contract. On any Settlement Date that is triggered by an election referred to in the Settlement Date paragraph, United Rentals will pay to Santos $14,400,000 with respect to the Santos Variable Forward Contract. Payment at the Settlement Date shall be made in cash or, at United Rentals' election in the case of a Settlement Date described in clause (ii) of the Settlement Date paragraph, in freely tradable United Rentals Common Stock.

Reference          Value: Reference Value will equal $11,475,000 in the
                   case of the GE Capital Variable Forward Contract.
                   Reference Value will equal $2,025,000 in the case of the Santos Variable Forward Contract.

Settlement Date    The parties will establish a mechanism for valuation of
Value:             Class B Common Stock as of the Settlement Date based on
                   the net worth of Neff.

Right to Buy       United Rentals will have the right to purchase at then
Remaining          fair market value any shares of Class B Common Stock held
Class B Shares:    by GE Capital or Santos after the Settlement Date.